Exhibit 10.23

200 Reservoir Street, Suite 303 Needham, MA 02494 www.meltpharma.com

May 28, 2021

Mark Hazard

[***]

[***]

Re: Separation of Employment

Dear Mr. Hazard,

This letter summarizes the terms of your separation of employment with Melt Pharmaceuticals.

1.	Date of Termination. Your employment with Melt Pharmaceuticals has changed due to termination of position.

2.	Salary/Accrued Paid Time Off/Expense Reimbursement. You will be paid out all outstanding wages through May 28, 2021. As of the date of your termination/separation, you had 240 hours of Paid Time Off (PTO) accrued.

3.	Health/Retirement Benefits. You will receive information explaining your health insurance continuation coverage rights via mail from ADP. Your health benefits will be active with Melt Pharmaceuticals until May 31, 2021.

4.	References. We will inform any future prospective employer that our policy is to only confirm your most recently held position, dates of employment and rate of pay.

5.	Unemployment Benefits. The State of Massachusetts Labor & Workforce Development will determine your eligibility for unemployment benefits.

6.	Company Property. You are obligated to return all company property in your possession.

7.	Personal Property. Any personal property will be shipped to you.

8.	ADP Information.

●	You may update your address in ADP for all future correspondence (W-2);
●	Add your personal email address in ADP so you may reset your password, if necessary.

If you have any questions regarding your termination of employment, please contact Laura Sherry, Director of Operations & Finance at Harrow Health, Inc., [***], [***], 102 Woodmont Blvd., Suite 610, Nashville, TN 37205.

Sincerely,

/s/ Mark L. Baum

Mark L. Baum

Chairman of the Board

RELEASE AGREEMENT

I, Mark Hazard understand that my employment with Melt Pharmaceuticals, Inc. (the “Company”) will terminate effective May 28, 2021 (the “Separation Date”). The Company has agreed that in exchange for my promises and covenants in this Release Agreement, and provided that this Release Agreement becomes effective as specified below, the Company will provide me with the benefits specified in the attached Exhibit A (the “Severance Benefits”). I understand that on the Separation Date, the Company will pay me any accrued salary or paid time off to which I am entitled by law, regardless of whether I sign this Release Agreement, but I am not entitled to the Severance Benefits unless I sign and return this Release Agreement to the Company and I allow it to become effective.

In consideration for the Severance Benefits I am receiving under this Release Agreement: (1) I agree to immediately return all Company property (including, but not limited to, all Company equipment), documents, materials, and any other embodiments (e.g., files, notes, computer-recorded information) of the Company’s proprietary or confidential information (and all reproductions thereof, in whole or in part) in my possession or control; (2) I acknowledge and will abide by my continuing obligation not to use or disclose the confidential or proprietary information of the Company; (3) I agree to hold in confidence the terms of this Release Agreement; (4) I agree not to disparage the Company or its officers, directors, managers, members, partners, employees, vendors, affiliates, or agents in any manner likely to be harmful to its or their business, business reputation, or personal reputation; and (5) I hereby generally and completely release and discharge the Company and its parent, subsidiaries, predecessors, successors, affiliated entities, and assigns and their respective officers, directors, managers, members, partners, employees, shareholders, affiliates and agents (collectively, the “Released Parties”), from any and all claims, liabilities, or obligations of every kind and nature, whether known or unknown, arising at any time prior to or at the time I sign this Release Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: all federal and state constitutional, statutory and common law claims (including but not limited to claims arising under or based on the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Fair Employment and Housing Act and the California Labor Code); claims related to my employment and termination of my employment; and claims for breach of contract or other promise, tort, discrimination, harassment, retaliation, fraud, misrepresentation, emotional distress, compensation, commissions, bonuses, benefits, or equity interests. The Released Claims do not include: (1) any rights or claims for indemnification I may otherwise have; (2) any rights which cannot be waived as a matter of law; or (3) any claims arising from breach of this Release Agreement. Nothing in this Release Agreement prevents me from filing, cooperating with, or participating in any investigation by or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I agree to hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (1) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release Agreement; (2) I should consult with an attorney prior to signing this Release Agreement; (3) I have 21 days to consider this Release Agreement (although I may choose to voluntarily sign it sooner); (4) I have seven (7) days following the date I sign this Release Agreement to revoke the ADEA Waiver; and (5) this Release Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release Agreement (the “Effective Date”).

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In releasing claims unknown to me at present, I am waiving all rights and benefits under the following provision of Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any domestic or international jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

I hereby represent that: I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

This Release Agreement, together with Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein, and this Release Agreement supersedes any such promises or representations. This Release Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.

I understand that, if I wish to accept the terms of this Release Agreement, then within twenty-one (21) calendar days of my receipt of this Release Agreement, I must sign below and return the original to the Company. If I fail to return the fully signed Release Agreement within that timeframe, the Company’s offer contained herein will terminate.

Understood and Agreed:

/s/ Mark Hazard
Date	Mark Hazard

Melt Pharmaceuticals, Inc.

May 28, 2021	/s/ Mark L Baum
Date	By:	Mark L Baum, Chairman of the Board

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EXHIBIT A

SEVERANCE BENEFITS

1.	Severance Payment. The Company will pay you a severance payment equivalent to 9 months of your current base salary ($247,500.00) (the “Severance Payment”). The Severance Payment will be subject to standard payroll deductions and withholdings, and will be paid concurrent with the Company’s regular payroll periods following the Effective Date of this Release Agreement.

2.	COBRA Coverage. Company will reimburse Employee for the cost of coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Employee and his eligible dependents for a period of up to 9 months (June 2021 and February 2022), provided Employee and/or his eligible dependents timely elect continuation coverage under COBRA within the time period prescribed pursuant to COBRA, and otherwise qualify for continued coverage (the “COBRA Premiums”). COBRA Premiums shall be reimbursed by the Company to Employee consistent with the Company’s normal expense reimbursement policy; provided that Employee submits documentation to the Company substantiating his payments for COBRA coverage.